SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

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☐     Soliciting Material Pursuant to §240.14a-12

ENERGY WEST, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT for Annual Meeting of Shareholders to be held December 5, 2006
GENERAL INFORMATION
BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK
PROPOSAL 1: ELECTION OF DIRECTORS
THE BOARD AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT AND SEPARATION AGREEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE OF THE COMPANY’S COMMON STOCK
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
ANNUAL REPORT AND OTHER MATTERS

Notice of Annual Meeting of Shareholders
To Be Held December 5, 2006

October 27, 2006

Dear Shareholders:

The Board of Directors joins me in extending to you a cordial invitation to attend the 2006 Annual Meeting of Shareholders of Energy West, Incorporated, a Montana corporation (“Energy West” or the “Company”). The meeting will be held on December 5, 2006 at 10:00 A.M. Mountain Standard Time at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana, for the following purposes:

1. To elect seven directors to hold office for a one-year term and until their respective successors are duly elected and have been qualified.

2. To ratify the appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on October 20, 2006, are entitled to receive notice of and to vote at the annual meeting.

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Please sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the meeting. If you attend the meeting and wish to vote in person, you may, at that time, revoke your proxy and vote at the meeting.

By Order of the Board of Directors,

David A. Cerotzke
President and Chief Executive Officer

ENERGY WEST, INCORPORATED
No. 1 First Avenue South
P.O. Box 2229
Great Falls, Montana 59403-2229

ENERGY WEST, INCORPORATED
No. 1 First Avenue South, P.O. Box 2229
Great Falls, Montana 59403-2229

PROXY STATEMENT
for
Annual Meeting of Shareholders to be held December 5, 2006

GENERAL INFORMATION

Date, Time, and Place

This proxy statement and enclosed proxy is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Energy West, Incorporated, a Montana corporation (the “Company”), for use at the Company’s 2006 Annual Meeting of Shareholders, and any and all adjournments or postponements thereof, for the purposes set forth in this proxy statement and the accompanying Notice of Meeting. The Annual Meeting will be held on December 5, 2006 at 10:00 A.M. local time, at the Civic Center, located at Park Drive and Central Avenue in Great Falls, Montana.

These proxy solicitation materials are being first mailed on or about October 27, 2006, to all shareholders entitled to vote at the Annual Meeting.

Outstanding Shares And Voting Rights

The Board of Directors has set the close of business on October 20, 2006 as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of October 20, 2006, there were 2,946,677 shares of Common Stock of the Company issued and outstanding, representing the only class of securities of the Company entitled to vote at the meeting. Each holder of Common Stock voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. Assuming that a quorum is present, (a) the affirmative vote of a plurality of the shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors; and (b) the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for ratification of the appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.

Pursuant to the Company’s By-Laws, each shareholder is entitled to cumulate votes for Proposal 1: Election of Directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected (i.e., seven) and casting all such votes for one candidate or distributing them among two or more candidates. The seven candidates who receive the most votes will be deemed elected. To vote cumulatively, a shareholder must check the box next to the words “Cumulate For,” followed by the number of shares to be voted and the name of the nominee or nominees selected on the line provided under Proposal 1 on the proxy. If no special instructions are given on the proxy with respect to cumulative voting, your shares will be voted for each nominee.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., a “broker non-vote”), those shares will not be considered as present and will not be entitled to vote with respect to that matter.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of nominees for director set forth in this proxy statement, and (2) “for” the ratification of the appointment of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.

So far as the management of the Company is aware, no matters other than those described in this proxy statement will be acted upon at the meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies on the enclosed proxy card will vote in their discretion on such other matters.

Revocability of Proxies

A shareholder giving a proxy for use at the meeting may revoke such proxy prior to its exercise either by written notice delivered to and received by the Secretary of the Company before the Annual Meeting, or by appearing in person at the Annual Meeting and revoking the proxy. If you revoke your proxy, you may choose to vote your shares by executing another proxy or by voting in person at the Annual Meeting.

Expenses of Solicitation

Expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, the directors, officers, and employees of the Company and its subsidiaries, who will receive no extra compensation for their efforts, may solicit proxies by telephone or other electronic means or in person.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 20, 2006 by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Each beneficial owner has sole voting and investment power unless otherwise indicated.

	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned		Ownership

Richard M. Osborne	604,607		20.5%
Mark Grossi	173,230		5.9%
Gene Argo	850		*
Steven A. Calabrese	76,376		2.6%
Terry Palmer	4,071	(a)	*
Richard Schulte	9,665	(b)	*
Thomas Smith	2,000		*
James E. Sprague	0		*
David Cerotzke	20,345	(c)	*
John C. Allen	51,397	(d)	1.7%
Wade Brooksby	12,500	(e)	*
Kevin J. Degenstein	0		*
Tim Good	37,620	(f)	1.3%
Jed D. Henthorne	10,669	(g)	*
Douglas Mann	21,125	(h)	*
All directors & officers as group (13 persons)	948,089		32.2%

(a)	Mr. Palmer is not standing for re-election at the Annual Meeting.

(b)	Includes 8,665 shares subject to deferred stock equivalents under the Deferred Compensation Plan for Directors. Mr. Schulte is not standing for re-election at the Annual Meeting.

(c)	Includes 16,250 shares subject to exercisable options, 468 shares subject to the Energy West Retirement Savings Plan, and 109 shares in stock equivalents received as a Board member prior to his appointment as the President & CEO.

(d)	Includes 20,750 shares subject to exercisable options and 8,533 shares in the Company 401(k) Plan. Mr. Allen will retire from the Company effective October 27, 2006.

(e)	Includes 12,500 shares subject to exercisable options.

(f)	Includes 13,000 shares subject to exercisable options and 8,341 shares subject to the Company’s 401(k) Plan. Mr. Good retired from the Company effective September 30, 2006.

(g)	Includes 2,500 shares subject to exercisable options, 4,606 shares pursuant to the Company’s 401(k) Plan, and 29 shares pursuant to the Dividend Reinvestment Plan.

(h)	Includes 13,000 shares subject to exercisable options, 7,065 shares pursuant to the Company’s 401(k) Plan, and 571 shares pursuant to the Dividend Reinvestment Plan.

PROPOSAL 1:

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the Board of Directors shall be comprised of between five and nine members. Pursuant to the Company’s By-Laws, the Board has fixed the number of directors to constitute the Board from and after the annual meeting at a total of seven directors, which the Board has determined to be an adequate number to effectively perform the duties of the Board, while at the same time reducing director fee expenses. With some exceptions over the last several years (when the Board was comprised of eight or nine members), the number of directors serving on the Board historically has been seven. Mr. Cerotzke is the only nominee who is an employee of the Company. Each of the nominees for director, with the exception of Mr. Calabrese and Mr. Sprague, currently are members of the Board of Directors. Mr. Calabrese and Mr. Sprague are nominated to the Board for the first time with this proxy solicitation.

The following persons have been nominated to serve one-year terms or until their successors are elected and have been qualified, in accordance with a resolution adopted by the directors on September 28, 2006:

W.E. (Gene) Argo, Steven A. Calabrese, David A. Cerotzke, Mark D. Grossi, Richard M. Osborne, Thomas J. Smith, and James E. Sprague

The seven nominees for director receiving the most votes will be elected to the Board. Unless authority to do so is withheld, as provided in the proxy, the proxy holders will vote the proxies for the election of the nominees named above. In the event that additional persons are nominated for election as directors, unless otherwise specifically instructed, the proxy holders intend to vote all proxies received by them in a manner as will ensure the election of as many of the nominees listed above as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director, the proxies will be voted for such substitute nominees as the proxy holders may determine. The Company does not expect that any nominee will be unable to or will decline to serve as a director.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning Director Nominees:

W. E. ‘Gene’ Argo (64) has been a director of the Company since 2002. He recently retired as the President and General Manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992. Mr. Argo serves as the Chairman of the Company’s Compensation Committee.

David A. Cerotzke (56) has been a director of the Company since December 2003. He was appointed President and Chief Executive Officer of the Company on July 1, 2004. Prior to joining the Company he was a consultant in the energy industry from January 2003 to December 2003. From 1990 to 2003, he served in various executive capacities, including Vice-President of Engineering, Vice-President of Operations, Vice-President of Marketing and Treasurer of Nicor Inc., a diversified energy holding company.

Mark D. Grossi (52) has been a director of the Company since March 2005. Mr. Grossi was Executive Vice President and Chief Retail Banking Officer of Charter One Bank, N.A. from September 1992 through September 2004. Prior to that, he was President and Chief Executive Officer of First American Savings Bank. He is also a director of John D. Oil & Gas Company, a natural gas exploration company.

Richard M. Osborne (61) has been a director of the Company since December 2003 and has served as Chairman of the Board since November 2005. He is the President and Chief Executive Officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery. Since September 1998, Mr. Osborne has also been Chairman of the Board and Chief Executive Officer and director of John D. Oil & Gas Company, a natural gas exploration company.

Thomas J. Smith (62) has been a director of the Company since December 2003. From 1999 to 2006 Mr. Smith was the President of John D. Oil & Gas, a natural gas exploration company. Mr. Smith is currently a director of John D. Oil & Gas Company. Since 2003 he has been President, Treasurer and Secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company; and since 2002 he has been President, Treasurer and Secretary of Orwell Natural Gas Company, also a natural gas distribution company.

Steve A. Calabrese (44) is nominated to the Board for the first time with this proxy solicitation. Mr. Calabrese has served as the managing partner for Calabrese, Racek and Markos, Inc., which is a real estate services company, since 1989. He is also a director of John D. Oil & Gas Company, a natural gas exploration company.

James E. Sprague (46) is nominated to the Board for the first time with this proxy solicitation. Mr. Sprague is employed by Walthall, Drake & Wallace LLP, which is an accounting firm. He is a partner and part owner of that firm and has been employed with that firm since 1987.

THE BOARD AND COMMITTEES OF THE BOARD

Meetings of the Board

Directors of the Company are elected at the Annual Meeting of Shareholders and serve until their successors are duly elected and qualified. The full Board met thirteen times during the fiscal year ended June 30, 2006. No director attended fewer than 75% of the meetings of the Board and the committees on which he served.

The Company encourages its Board members to attend the Annual Meeting of Shareholders and schedules Board and committee meetings to coincide with the shareholder meeting to facilitate director attendance. All of the directors who were in office at the time attended the 2005 Annual Meeting of Shareholders.

Director Independence

The Board of Directors has determined that all directors other than Mr. Cerotzke are independent as defined in Rule 4200(a)(15) of the Nasdaq listing standards.

Committees of the Board

The Board of Directors has a Compensation Committee consisting of Messrs. Argo, Osborne, and Grossi. The Compensation Committee met twice during the last fiscal year. It has the responsibility to make recommendations to the full Board of Directors regarding base salaries of officers and certain incentive plans or other compensation matters. Each member of the Compensation Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Board of Directors also has an Audit Committee consisting of Messrs. Palmer, Schulte, and Smith. The Committee met seven times during the last fiscal year and has responsibility for retaining the independent auditors, reviewing the annual audit, and making recommendations to the full Board regarding accounting matters that come to its attention. Each member of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq listing standards and as defined in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Palmer and Mr. Smith are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. Messrs. Palmer and Schulte are not standing for re-election at the Annual Meeting.

The Board of Directors also has a Governance and Nominating Committee consisting of Messrs. Schulte, Argo, and Palmer. This committee performs its duties in accordance with the Governance and Nominating Committee Charter, a copy of which was included with the Company’s proxy statement filed on January 19, 2005. Pursuant to its charter, the committee reviews corporate and Board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. This committee met as a separate committee once during the last fiscal year. Each member of the Governance and Nominating Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq listing standards. Messrs. Palmer and Schulte are not standing for re-election at the Annual Meeting.

Procedures for Nomination of Directors

With respect to its recommendations of director nominees, the Governance and Nominating Committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under Nasdaq standards and such experience as to create value to the Board, the Company, and its shareholders. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The Committee will consider individuals for Board membership who are proposed by shareholders in accordance with the provisions of the Company’s By-laws, as amended.

Communications with the Board

The Company publishes in its Annual Meeting materials and SEC filings the names of its directors, any of whom may be contacted in writing in care of the Company. Written communications addressed to the Board in general are reviewed by the Chairman for appropriate handling. Written communications addressed to an individual Board member are forwarded to that person directly.

Code of Ethics

The Company has adopted a corporate code of ethics that applies to all of its employees and directors, including its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Company’s Code of Business Conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the Code of Business Conduct is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in public reports; (iii) compliance with applicable governmental laws rules and regulations; (iv) prompt internal reporting of code violations to an appropriate person identified in the code; and (v) accountability for adherence to the code. A copy of this document is available on the Company’s website at www.ewst.com, free of charge under the section titled “Our Company.” The Company will satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, any provision of the Code of Business Conduct with respect to its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions by disclosing the nature of such amendment or waiver on the Company’s website or in a report on Form 8-K.

DIRECTOR COMPENSATION

The Company paid its outside directors an annual retainer of $6,000 per year, $1,500 per Board meeting, and $750 per committee meeting during the year ended June 30, 2006. For committee meetings held by telephone conference, the rate is one-half the regular rate indicated. The Board conducts meetings by telephone in months when a regular in-person meeting is not scheduled. The Company does not pay any separate compensation for these telephone meetings.

Each of the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee receives a $3,000 annual retainer in addition to the amounts described above. The Chairman of the Audit Committee receives an additional $5,000 annual retainer. The Chairman of the Board receives an additional $8,000 annual retainer.

Under the Deferred Compensation Plan for Directors, the directors have the option to receive their compensation in the form of stock, cash, or in the form of deferred stock equivalents or deferred rights to receive cash. A deferred stock equivalent is a hypothetical share of Common Stock valued at the fair market value of a share of the Company’s Common Stock on the date of receipt. A director will be paid any deferred stock equivalents in shares of Common Stock at the time of his or her retirement from the Board of Directors.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors (a copy of which was included with the Company’s proxy statement filed on January 19, 2005), include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial report matters. The management of the Company is responsible for the preparation and integrity of the financial report information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, as well as the Company’s independent auditors and outside legal counsel.

The Audit Committee has reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual report on Form 10-K for the year ended June 30, 2006. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity, that they are the responsibility of management, and that they have been prepared in conformity with generally accepted accounting principles.

The Audit Committee also has discussed with Hein & Associates LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards 61, as amended (“Communication with Audit Committees”). SAS 61 requires the independent auditors to provide the Audit Committee with additional information regarding the scope and results of the audit of the Company’s financial statements, including with respect to (i) the independent auditor’s responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered n performing the audit.

The Audit Committee has received from Hein & Associates LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Hein & Associates LLP has discussed its independence with the Audit Committee, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Audit Committee has considered whether the non-audit services provided by Hein & Associates LLP to the Company are compatible with maintaining the auditor’s independence.

Based on the review and discussion described above with respect to the Company’s audited financial statements for the year ended June 30, 2006, the Audit Committee has recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee relied on (i) management’s representation that such financial statements have been prepared with integrity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The foregoing report is furnished by the Audit Committee:
Richard J. Schulte, Chairman Terry M. Palmer Thomas J. Smith

FEES PAID TO INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditors. Aggregate fees billed to the Company during fiscal 2006 and 2005 by the Company’s principal accounting firm Hein & Associates LLP and their affiliates, were as follows:

	2006	2005

Audit Fees	$116,473	$157,290
Audit-Related Fees	48,267	108,625	(a)

Total Audit and Audit-Related Fees	164,740	265,915
Tax Fees(b)	26,750	9,500
All Other Fees(c)	3,213	28,572

Total Fees	$194,613	$303,987

(a)	In order to mitigate the risk of natural gas market price volatility related to firm commitments to purchase or sell natural gas, from time to time the Company has entered into hedging arrangements in the form of derivative contracts. Quoted market prices for natural gas derivative contracts of the Company and its subsidiaries are generally not available. Therefore, to determine the fair value of natural gas derivative contracts, the Company uses internally developed valuation models that incorporate independently available current and forecasted pricing information. The above listed fees are related to these derivative contracts.

(b)	Advisory services related to preparation of income tax returns.

(c)	Advisory services related to Sarbanes-Oxley Section 404 readiness.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (“Compensation Committee”) reviews each salary adjustment for the Company’s officers and recommends those adjustments to the full Board. The Compensation Committee also provides recommendations to the full Board regarding the Company’s incentive compensation programs and the Company’s Employee Stock Ownership Plan (“ESOP”), which is a part of the Company’s defined contribution plan. The Compensation Committee also provides recommendations regarding compensation of the Company’s directors.

The Compensation Committee’s objectives are as follows:

1. The Compensation Committee seeks to establish executive compensation to attract and retain the necessary management talent to successfully lead the Company. The Compensation Committee believes that the Company must provide a compensation package for each of the Company’s key executives that is competitive with compensation packages offered by other comparable companies.

2. The Compensation Committee believes that the Company should encourage decision-making that enhances shareholder value. The Compensation Committee believes that this objective is met by linking some portion of executive pay to corporate performance.

The Compensation Committee believes that the compensation structure of the Company is reasonably designed to achieve the above stated objectives. Total compensation for the Company’s executive officers is determined by marketplace survey data, Company performance, and individual performance.

In determining its compensation recommendations to the Board of Directors, the Compensation Committee establishes a salary range for each executive based on available information concerning companies of comparable size in the gas utility industry. The Compensation Committee recommends to the Board of Directors a compensation package for each Company executive. This compensation package consists of base wages and accompanying benefits. The Committee also retains discretion to award incentive pay depending on the circumstances and financial strength of the Company. The total compensation package is intended to place the executive within the compensation range targeted by the Compensation Committee for the executive’s position.

For a portion of fiscal 2005, the Company had a Balanced Goal Card program under which executives (and all other employees) had the opportunity to receive an award equal to not more than 10 percent of their base salary levels based on the achievement of individual goals established for each executive at the beginning of the fiscal year. For fiscal 2005, the Company’s executive officers received a total of $25,483 based on their achievement of individual goals under the Balanced Goal Card program. The Balanced Goal Card program has subsequently been discontinued.

The Company maintains a Change of Control Severance Plan that requires severance payments to employees whose employment is terminated under certain conditions involving a change of control. The Change of Control Severance Plan covers executive officers as well as most other employees of the Company, other than Mr. Cerotzke (whose severance pay is governed by his employment agreement). Under the Change of Control Severance Plan, executive officers are entitled to receive payment of two weeks of base salary for every year of service to the Company, with a minimum severance payment equivalent to three months’ base salary and a maximum severance equivalent to one year of base salary. This plan was discontinued in July 2006.

Chief Executive Officer Compensation

David Cerotzke was appointed President and Chief Executive Officer on July 1, 2004. The Chief Executive Officer’s compensation consists of base salary and, to the extent earned, an incentive award, which are discussed above. The Compensation Committee established the annual base salary for fiscal year 2006 applicable to Mr. Cerotzke after an evaluation of salaries of chief executive officers of similarly situated companies in the Company’s industry. In setting Mr. Cerotzke’s annual base salary, the Compensation Committee believes it has moved the Chief Executive Officer’s base salary closer to comparable company and industry averages than it had been in previous years.

The foregoing report is furnished by the Compensation Committee:
W.E. (Gene) Argo, Chairman Richard Osborne Mark Grossi

EXECUTIVE OFFICERS

The following table sets forth certain information certain information with respect to the Company’s executive officers:

Name	Age	Position Held

David Cerotzke	56	President and Chief Executive Officer
John C. Allen	55	Senior Vice President, General Counsel, and Secretary
Wade Brooksby	60	Vice President and Chief Financial Officer
Kevin J. Degenstein	47	Senior Vice President for Natural Gas Operations
Tim Good	61	Vice President for Natural Gas Operations
Jed D. Henthorne	46	Vice President of Administration
Douglas Mann	59	Vice President for Propane Operations

Please see “Proposal 1: Election of Directors” for biographical information about David Cerotzke.

John C. Allen was appointed Senior Vice President, General Counsel, and Secretary of the Company on July 1, 2004. Mr. Allen served as the Company’s Interim President and Chief Executive Officer from September 22, 2003 to June 30, 2004. He joined the Company in 1986 as Corporate Counsel and Secretary and was appointed General Counsel, Vice President, and Secretary of the Company in 1992. Prior to joining the Company, Mr. Allen was Staff Attorney for the Montana Consumer Counsel from 1979 to 1986. Mr. Allen will retire from the Company effective October 27, 2006.

Wade F. Brooksby became the Chief Financial Officer of Energy West, Inc effective March 3, 2005. Previously, Mr. Brooksby was an operating and financial consultant to exploration, production and energy marketing companies. He has held Senior Management positions in various companies ranging in size from small closely held companies to a multi-billion, Fortune 100 NYSE-listed company. He began his professional career with Price Waterhouse & Co.

Kevin J. Degenstein was hired as the Company’s Senior Vice President of Operations in September 2006. Prior to joining the Company, Mr. Degenstein was employed by EN Engineering, where he served as Vice President of Distribution from January 2002 until December 2003 and as Vice President of Technology from January 2004 until August 2006. Mr. Degenstein was employed by Nicor Gas from June 1982 until January 2001, most recently as its Chief Engineer.

Tim A. Good served as Vice President of the Company and Manager of the Company’s Natural Gas Operations since July 1, 2000. He served as Vice President and Division Manager of the EWW Division from 1988 to July 1, 2000. Mr. Good retired from the Company effective September 30, 2006.

Jed D. Henthorne was appointed as Vice President — Administration in September 2006. He has been employed by the Company since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

Douglas R. Mann has been Vice President and Manager of the Company’s Propane Operations since July 1, 2000. From February 1999 until July 1, 2000, he served as Vice President and Manager of the Company’s EWA

Division. From 1995 until July 1, 1999, Mr. Mann served as Assistant Vice President and Manager of the Company’s Arizona Division.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation of the Company’s Chief Executive Officer and the four other executive officers of the Company earning the highest amounts of salary and bonus in excess of $100,000 in the fiscal year ended June 30, 2006.

Summary Compensation Table

				Long Term
				Compensation
	Fiscal	Annual Compensation		Number of Shares	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation(a)

David Cerotzke	2006	$165,258	—	25,000	$12,060
President & CEO(b)	2005	159,989	$40,000	10,000	11,560
John C. Allen	2006	$139,000	—	45,500	$9,540
Senior Vice President	2005	134,991	$10,989	32,500	17,028
& General Counsel(c)	2004	126,464	13,500	—	13,647
Wade Brooksby	2006	$155,000	—	30,000	$9,510
Vice President and	2005	43,290	—	20,000	1,290
Chief Financial Officer (d)
Tim Good	2006	$127,200	—	14,500	$8,832
Vice President for	2005	120,658	$9,050	12,500	14,121
Natural Gas Operations(e)	2004	105,569	11,500	—	12,165
Douglas Mann	2006	$98,000	—	14,500	$7,080
Vice President for	2005	93,327	$5,444	12,500	11,977
Propane Operations	2004	88,074	7,755		10,783

(a)	This column represents amounts contributed to the Energy West Retirement Savings Plan by the Company on behalf of participants. The participation level is 10% of eligible compensation, which normally is the same as cash compensation except that compensation is not included as eligible compensation until after a required waiting period specified in the plan. The balance of the amounts in this column represent credits available to the employee to offset certain employee benefit expenses. The CEO receives $130 per month in the form of such credits. The remaining named executives receive $100 per month in the form of such credits.

(b)	Mr. Cerotzke became President and Chief Executive Officer on July 1, 2004.

(c)	Mr. Allen will retire from the Company effective October 27, 2006.

(d)	Mr. Brooksby received compensation totaling $93,951 for his consulting services from August 2004 until his employment was formally initiated in March 2005.

(e)	Mr. Good retired from the Company effective September 30, 2006.

Option Grants in Last Fiscal Year.  The following table provides certain information with respect to options granted to each of the NEOs during the fiscal year ended June 30, 2006.

Option Grants In Last Fiscal Year

	Number of	Percent of
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation
	Options/SARs	Employees in	Base Price		for Option Term(1)
Name	Granted (#)	Fiscal Year	(Per share)	Expiration Date	5%	10%

David Cerotzke	10,000	21%	$9.85	7/1/2015	$41.430	$114,187
David Cerotzke	5,000	10%	$10.51	10/4/2015	$17,415	$53,793
John C. Allen	10,000	21%	$9.85	7/1/2015	$41,430	$114,187
John C. Allen	3,000	6%	$10.51	10/4/2015	$10,449	$32,276
Wade Brooksby	10,000	21%	$10.51	10/4/2015	$34,830	$107,587
Tim Good	2,000	4%	$10.51	10/4/2015	$6,966	$21,517
Douglas Mann	2,000	4%	$10.51	10/4/2015	$6,966	$21,517

(1)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% stock price appreciation rates are provided in accordance with the rules of the SEC and do not represent the Company’s estimate or projection of the future price of the Company’s Common Stock. Actual gains, if any, on stock option exercises will depend upon future market prices of the Company’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.  The following table provides certain information with respect to the year-end value of options held by each of the named executive officers at June 30, 2006. None of the named executive officers exercised any options during the fiscal year ended June 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the Money Options
	Options at Fiscal Year End (#)		at Year End ($)(1)
Name	Exercisable	Non Exercisable	Exercisable	Non Exercisable

David Cerotzke	8,750	16,250	$12,750	$12,750
John C. Allen	25,750	19,750	$32,113	$25,500
Wade Brooksby	12,500	17,500	$24,000	$24,000
Tim Good	13,000	1,500	$6,613	$0
Douglas Mann	13,000	1,500	$6,613	$0

(1)	Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Company’s common stock on June 30, 2006 ($9.02 per share) and the exercise prices of such options, which range between $6.47 and $10.51 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

EQUITY COMPENSATION PLAN INFORMATION

The Energy West Incorporated 2002 Stock Option Plan provides for the issuance of up to 200,000 shares of Common Stock to certain key employees. As of June 30, 2006, there were 145,500 options outstanding and the maximum number of shares available for future grants under this plan is 54,500 shares. Additionally, the Company’s 1992 Stock Option Plan, which expired in September 2002, provided for the issuance of up to

100,000 shares of Common Stock pursuant to options issuable to certain key employees. Options granted under these plans vest over four to five years and are exercisable over a five to ten-year period from the date of issuance. When the 1992 Stock Option Plan expired in September 2002, 12,600 shares remained unissued and were no longer available for issuance. The following table sets forth information as of June 30, 2006, with respect to compensation plans under which the Company may issue shares of Common Stock:

Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon	Weighted-average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants and	Options, Warrants and	(Secluding Securities
Plan Category	Rights	Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	235,360	$8.34	64,640
Equity compensation plan not approved by security holders	—	—	—

Total	235,360	$8.34	64,640

(1)	Includes 100,000 shares available for future issuance under the Deferred Compensation Plan for Directors, 89,860 shares of which have been issued or allocated for issuance under terms of the plan.

EMPLOYMENT AND SEPARATION AGREEMENTS

Employment Agreement with David Cerotzke

On June 23, 2004, the Company entered into an employment agreement with David Cerotzke. Mr. Cerotzke’s employment agreement provides for an initial base salary of $160,000 and periodic salary adjustments as determined by the Board. Mr. Cerotzke’s employment agreement provides for annual incentive compensation under a program to be developed by the Board and under the Company’s existing annual incentive program and for a grant of 10,000 options, with additional grants of 10,000 options on each of the first and second anniversaries of the effective date of the employment agreement. Twenty-five percent of each option grant vests immediately and the remainder of each option grant vests ratably over three years.

Mr. Cerotzke’s agreement was effective July 1, 2004 and modified January 5, 2006, and continues until terminated as provided in the agreement. The agreement provides 200% of his annual base salary and continuation of medical benefits for 24 months, outplacement assistance, full vesting of stock options and payment of a pro-rated annual bonus following termination by the Company without cause or termination by Mr. Cerotzke if the Company changes his title, materially reduces his duties or authority, requires him to report internally other than to the Board, or requires a relocation from the Great Falls area, or if his Board membership terminates other than by his voluntary resignation. In the event that Mr. Cerotzke’s employment is terminated by the Company without cause or by Mr. Cerotzke for any of the reasons listed above following a change in control of the Company, Mr. Cerotzke is entitled to continuation of base salary and medical benefits for up to two years, payment of a prorated annual bonus, and up to two times’ his target annual bonus, together with full vesting of his stock options and elimination of any restrictions. Under the employment agreement, Mr. Cerotzke is subject to confidentiality, conflict of interest and nonsolicitation provisions.

Employment and Separation Agreements with John C. Allen

On June 23, 2004, the Company entered into an employment agreement with John C. Allen. The employment agreement provided for an initial base salary of $135,000 and periodic salary adjustments as determined by the Board. The employment agreement also provided for an initial grant of 20,000 options and an additional grant of 10,000 options on the first anniversary of the effective date of the employment agreement. Twenty-five percent of each option grant was vested immediately and the remainder of each grant vests ratably over three years.

On September 27, 2006, the Company entered into a separation agreement with Mr. Allen. Under the agreement, (a) Mr. Allen will remain actively employed with the Company through October 27, 2006; (b) from October 28, 2006 through November 28, 2006, the Company will pay to Mr. Allen his current rate of pay as vacation pay; and (c) from November 28, 2006 through July 16, 2007, Mr. Allen will remain employed by the Company to perform only those duties, if any, as may be requested by David Cerotzke or Mr. Cerotzke’s designee. During the period from November 28, 2006 through July 16, 2007, the Company will pay Mr. Allen an aggregate base salary of $109,208 and Mr. Allen will participate in the employee benefit plans and programs in which he participated as of October 27, 2006, except that Mr. Allen (i) will not be eligible for any bonus and (ii) will not accrue or be entitled to any vacation. In addition, the Company will pay to Mr. Allen a separation benefit of $10,000 within 30 days after July 16, 2007. Any stock options held by Mr. Allen will continue to vest until July 16, 2007.

The Company’s obligation to pay the cash amounts described above, Mr. Allen’s continued participation in Company benefit plans and programs, and continued vesting of Mr. Allen’s stock options are conditioned upon Mr. Allen signing and not revoking waiver and release agreements. The separation agreement also includes provisions that prohibit Mr. Allen from (a) soliciting employees of the Company or its affiliates, (b) engaging as a director, manager, or executive level employee, consultant, expert witness or otherwise with the Montana Consumer Council or the Montana Public Service Commission, or (c) disclosing any of the Company’s confidential information.

Employment Agreement with Kevin J. Degenstein

On August 25, 2006, the Company entered into an employment agreement with Kevin J. Degenstein to serve as the Company’s Senior Vice President of Operations. The term of the employment agreement commenced on September 18, 2006, and will continue until terminated as a result of Mr. Degenstein’s death or disability, by the Company for “Cause” (as defined in the employment agreement), by the Company without Cause, or by Mr. Degenstein, either with or without “Good Reason” (as defined in the employment agreement).

Under the employment agreement, the Company will pay Mr. Degenstein a base salary of $150,000 per year, subject to increase at the discretion of the Company’s Board of Directors. Mr. Degenstein also will be eligible to receive option grants under the Company’s stock option plans and to participate in all other Company savings, retirement, and welfare plans that are applicable generally to the Company’s employees and/or senior executive offices. Mr. Degenstein also will be entitled to receive vacation and fringe benefits in accordance with the Company’s plans, practices, programs, and policies. In addition, the Company will reimburse Mr. Degenstein for moving expenses actually incurred during the first six months of employment, up to a maximum of $20,000.

Upon termination of employment for any reason, the Company will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, the Company will provide benefit continuation or conversion rights (including COBRA), as provided under Company benefit plans, and vested benefits under Company benefit plans. If the employment agreement is terminated for “Good Reason” or “without Cause”, Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. In addition, if the termination occurs within 24 months of the effective date of the agreement, the Company will reimburse Degenstein for moving expenses actually incurred during the first six months following the termination, up to a maximum of $20,000. Payment of these severance benefits is expressly conditioned upon receipt by the Company of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to the Company.

The employment agreement also includes provisions that (a) prohibit Mr. Degenstein from disclosing the Company’s confidential information; (b) require him to avoid conflicts of interest and disclose to the Company’s Board of Directors any facts that might involve a conflict of interest with the Company; and (c) prohibit Mr. Degenstein from soliciting employees, customers, or clients of the Company during the term of the agreement and for a period of two years following the termination of the agreement.

Separation Agreement with Tim Good

On September 18, 2006, the Company entered into a separation agreement with Tim Good, in connection with Mr. Good’s retirement from the Company on September 30, 2006. Under the agreement, the Company will pay to

Mr. Good separation pay in an aggregate amount of $131,016, which is equal to his most recent annual base salary, as follows: (i) the Company will pay one-half of the separation pay in a single lump sum payment on the third business day following the six-month anniversary of his separation date, and (ii) thereafter, the Company will pay the remainder of the separation pay in equal installments over the six-month period following the six-month anniversary of his separation date, in accordance with the Company’s regular payroll practices. Mr. Good also may elect to continue his Company-sponsored medical benefits, in which case the Company will pay the employer portion of such premiums and Mr. Good must pay the employee portion until the earlier of the date on which Mr. Good either (a) attains 65 years of age or (b) becomes eligible for coverage under another employer’s health plan. The Company also will provide Mr. Good with an executive level career transition assistance program.

The Company’s obligation to pay the separation pay and other benefits described above is conditioned upon Mr. Good signing and not revoking a waiver and release agreement. The separation agreement also includes provisions that prohibit Mr. Good from (a) soliciting employees of the Company or its affiliates, (b) engaging as a director, manager, or executive level employee, consultant, expert witness or otherwise with the Wyoming Public Service Commission, or (c) disclosing any of the Company’s confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2006, the Compensation Committee consisted of Messrs. Argo, Osborne, and Grossi. None of such individuals had any contractual or other relationships with the Company during fiscal 2006 except as directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by the Company, the Company believes that its directors, executive officers, and 10% shareholders filed all required reports during or with respect to the fiscal year ending June 30, 2006 on a timely basis except for the following:

		Number of
		Transactions not
		Reported on a	Known Failures to
Name of Reporting Person	Name of Report	Timely Basis	File a Required Form

John C. Allen	Form 4	1	0
John C. Allen	Form 5	1	0
David A. Cerotzke	Form 4	1	0
David A. Cerotzke	Form 5	1	0
Andrew I. Davidson	Form 4	1	0
Tim Good	Form 4	1	0
Tim Good	Form 5	1	0
Douglas R. Mann	Form 4	1	0
Douglas R. Mann	Form 5	1	0
Richard J. Schulte	Form 4	2	0

PERFORMANCE OF THE COMPANY’S COMMON STOCK

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to shareholders of Energy West, Incorporated during the five-year period ended June 30, 2006, as well as an overall stock market index (S&P 500 Index) and the peer group index (S&P Utilities Index):

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ENERGY WEST INCORPORATED, THE S & P 500 INDEX
AND THE S & P UTILITIES INDEX

	Cumulative Total Return
	6/01	6/02	6/03	6/04	6/05	6/06
ENERGY WEST INCORPORATED	100.00	86.42	56.08	62.15	84.45	85.67
S & P 500	100.00	82.01	82.22	97.93	104.12	113.11
S & P Utilities	100.00	68.18	65.33	72.83	100.50	106.45

The graph is based on $100 invested on June 30, 2001, in the Company’s Common Stock and each of the indexes, each assuming dividend reinvestment. The historical stock performance on this graph is not necessarily indicative of future performance.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Hein & Associates LLP as the Company’s independent auditor for the fiscal year ending June 30, 2007. The Company’s By-Laws do not require that shareholders ratify the appointment of the Company’s independent auditor. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent auditor next year, but it is not bound by the shareholders’ decision. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Hein & Associates LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of Hein & Associates LLP.

The Board of Directors recommends a vote for ratification of the appointment of Hein & Associates LLP as the Company’s independent auditor for fiscal year ending June 30, 2007.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Based on the dates related to this year’s meeting, in order for proposals from shareholders to be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Shareholders of Energy West, Incorporated, such proposals must be received by the Secretary of Energy West, Incorporated before June 29, 2007. Pursuant to the Company’s By-Laws, shareholders desiring to nominate one or more directors at the annual meeting must provide written notice to the Company’s Secretary not later than 60 days prior to the date of the 2007 Annual Meeting. Such notice must contain certain information specified in the Company’s By-Laws. The Company’s management proxies may exercise their discretionary voting authority on any other matters of which the Company has not been notified on or before the advance notice date as specified in the Company’s By-Laws. The Company expects that the 2007 Annual Meeting actually will be scheduled for a date in the Fall of 2007. Once such date has been set, the Company will publicly announce the date of the 2007 Annual Meeting and the deadlines for making proposals or nominations if different from the dates set forth above.

On February 20, 2004, the Board of Directors of the Company adopted an amendment to the Company’s By-Laws to amend the procedures to be followed for shareholder nominations of directors. In order for a shareholder to propose director nominations at the Company’s Annual Meeting of shareholders, the By-Laws, as amended, require a shareholder to provide the Company with a written notice, which must be received by the Company at its principal executive offices not less than 60 days prior to the date of the annual meeting. The notice must set forth (a) as to each person that the shareholder proposes to nominate for election as a director (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or held of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

ANNUAL REPORT AND OTHER MATTERS

The Company’s Annual Report to shareholders covering the fiscal year ended June 30, 2006 is being sent to shareholders along with this proxy statement. The Annual Report contains financial and other information about the Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained under the headings “Audit Committee Report”, “Compensation Committee Report on Executive Compensation”, and “Performance of the Company’s Common Stock” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

The Company will provide, upon written request and without charge to each shareholder of record as of the Record Date, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibits. Any such requests should be directed to the Secretary of the Company at its executive office as set forth in this proxy statement. These documents are also available on the Company’s website at www.energywest.com.

Your immediate attention to completing and mailing the enclosed proxy will be greatly appreciated.

By Order of the Board of Directors

David A. Cerotzke
President and Chief Executive Officer

Great Falls, Montana
October 27, 2006

+
ENERGY WEST, INCORPORATED

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C1234567890 J N T

		☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1.
The Board of Directors recommends a vote FOR the following seven directors for a term of one year beginning with this Annual Meeting to be held December 5, 2006 and ending with the 2007 Annual Meeting of Shareholders or until their respective successors are elected and qualified:

	For	Withhold		For	Withhold

01 - W.E. (Gene) Argo	☐	☐	05 - Richard M.Osborne	☐	☐

02 - Steven A. Calabrese	☐	☐	06 - Thomas J. Smith	☐	☐

03 - David A. Cerotzke	☐	☐	07 - James E. Sprague	☐	☐

04 - Mark D. Grossi	☐	☐

Instruction: Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of Directors and to cast such votes for each of the nominees listed above. To specify different instructions with regard to cumulative voting, mark the box below with an X and write your instructions on the line below.

☐ Cumulate For:

B	Ratification of Independent Auditors
       The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	The Board of Directors recommends a vote FOR ratification of Hein & Associates LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.	☐	☐	☐

In their discretion, upon such other matter or matters as may properly come before the meeting or any adjournment or postponement thereof.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Where shares are jointly held, each holder should sign. Executors, administrators, trustees and guardians should give full title as such. If signer is corporation, please sign the full corporate name by an authorized officer.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

/ /

■	0 1 0 9 4 4 1	1 U P X	C O Y	+

Proxy - ENERGY WEST, INCORPORATED

The undersigned hereby appoints David A. Cerotzke and Richard M. Osborne, and each of them, with full power of substitution, to represent the undersigned and vote all of the shares of stock in Energy West, Incorporated, a Montana corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Energy West to be held at the Civic Center, Park Drive and Central Avenue, Great Falls, Montana, 59401, on Tuesday, December 5, 2006 at 10:00 A.M., local time, and at any adjournment or postponement thereof, on the matters set forth on the reverse side and as more particularly described in the Proxy Statement of Energy West dated October 27, 2006, and in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment thereof.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ENERGY WEST, INCORPORATED. THE PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE INDEPENDENT AUDITORS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
YOUR VOTE IS IMPORTANT
IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE